UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 17, 2008

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 408 New York, New York (Address of principal executive offices)	10170 (Zip Code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 17, 2008, SIGA Technologies, Inc., a Delaware corporation (“SIGA”), entered into an Amended and Restated Employment Agreement (the “Amended CEO Employment Agreement”) with Dr. Eric A. Rose, M.D., its Chief Executive Officer, in order to extend the term of Dr. Rose’s employment to December 31, 2010 (the “Expiration Date”).

The other material terms of the Amended CEO Employment Agreement, which are set forth in this paragraph, are unchanged from those of Dr. Rose’s prior employment agreement with SIGA, dated January 31, 2007.  Unless either party provides thirty (30) days notice prior to the Expiration Date, the Amended CEO Employment Agreement shall automatically renew for additional one (1) year periods commencing with the Expiration Date.  Pursuant to the Amended CEO Employment Agreement, SIGA agrees to pay to Dr. Rose an annual base salary of $400,000, subject to any cost of living adjustments as may be approved by the Board of Directors of SIGA (the “Board”).  Dr. Rose is also eligible to receive such additional bonus payments (in either cash or stock options) as may be approved by the Board in its sole discretion.  SIGA may terminate the Amended CEO Employment Agreement with or without cause (as such term is defined in the Amended CEO Employment Agreement), provided that upon termination by SIGA without cause (including, without limitation, termination without cause upon a change in control, as such term is defined in the Amended CEO Employment Agreement), or termination by Dr. Rose for good reason (as such term is defined in the Amended CEO Employment Agreement), SIGA will be obligated to continue to pay Dr. Rose’s base salary for one (1) year, and all stock options and other stock-based grants to Dr. Rose shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        SIGA TECHNOLOGIES, INC.

                                                        By: /s/ Thomas N. Konatich
                                                        Name: Thomas N. Konatich
                                                        Title:   Chief Financial Officer

Date:  November 17, 2008